UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)
December 4, 2014
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ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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COMMISSION FILE NUMBER                 0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)
600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(401-828-4000)
 (REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 1.01.                                        Entry into a Material Definitive Agreement.
On December 4, 2014, Astro-Med, Inc. (the “Company”) entered into Stock Repurchase Agreement with Albert W. Ondis III, Alexis Ondis and April Ondis, each in his or her capacity as a Co-Executor of the Estate of Albert W. Ondis (the “Estate”) to repurchase 500,000 shares of the Company’s common stock at a per share price of $12.50, for an aggregate repurchase price of $6,250,000.  Prior to entering into the Stock Purchase Agreement, the Company obtained an opinion from an independent investment banking firm as to the fairness, from a financial point of view, to the public shareholders of the Company other than the selling shareholders, of the consideration paid by the Company in the transaction.
Prior to the sale, the Estate beneficially owned, directly and indirectly, 1,386,163 shares of the Company’s common stock (representing 17.91% of the outstanding shares) and the Co-Executors of the Estate beneficially owned, in the aggregate, directly and indirectly, an additional 376,590 shares of the Company’s common stock (representing 4.87% of the outstanding shares).  Two of the Co-Executors, Albert W. Ondis and April Ondis, are also employees of the Company.
The transaction was consummated on December 5, 2014 and was funded using existing cash on hand.  Following consummation of the transaction, the Estate beneficially owns 886,163 shares of the Company’s common stock, representing 12.41% of the Company’s outstanding common stock.
A copy of the Stock Repurchase Agreement is attached hereto as Exhibit 10.
Item 8.01.  Other Events
On December 5, 2014, the Company repurchased 500,000 shares of the Company’s common stock from the Estate of Albert W. Ondis for an aggregate purchase price of $6,250,000.  The purchase was funded using existing cash on hand.  Following consummation of the transaction, the Estate beneficially owns 886,163 shares of the Company’s common stock, representing 12.41% of the Company’s outstanding common stock.  As of December 5, 2014, the Co-Executors, both in individually and in their capacity as co-executors of the Estate, beneficially own, in the aggregate, 1,262,753 shares of the Company’s common stock, representing 17.44% of the Company’s outstanding common stock.
Item 9.01.  Financial Statements and Exhibits
(d)            Exhibits
Exhibit No.                                                  Exhibit
10.	Stock Repurchase Agreement dated as of December 4, 2014 by and among Astro-Med, Inc. and Albert W. Ondis III, Alexis Ondis and April Ondis, each in his or her capacity as a Co-Executor of the Estate of Albert W. Ondis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ASTRO-MED, INC.

DATE: December 5, 2014	By:	/s/ Joseph P. O'Connell
Joseph P. O'Connell
Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.                Exhibit

10	Stock Repurchase Agreement dated as of December 4, 2014 by and among Astro-Med, Inc. and Albert W. Ondis III, Alexis Ondis and April Ondis, each in his or her capacity as a Co-Executor of the Estate of Albert W. Ondis.